Exhibit 20

PRESS RELEASE

For immediate release

Citrine Global Corp (OTCQB: TECR) Announces It Has Received
an Amount of $1M from its Owner Partners & Affiliates

Citrine Global Corp., offering multi-strategy expansion solutions for growth-stage technology companies, received an investment amount of $1M from its owner partners and affiliates as sign of confidence in the company’s current and planned activities

June 12, 2020

On June 12, 2020, Citrine Global Corp. (OTCQB: TECR), offering multi-strategy expansion solutions for growth-stage technology companies, announced it has received an investment in the amount of $1M from its owner partners and affiliates as sign of confidence in the company’s current and planned activities to support its continued activities at a time of uncertainty in world capital markets caused by the spread of the COVID-19 pandemic.

This investment is pursuant to the Convertible Note Purchase Agreement signed between the parties for the issuance and sale of notes for up to an aggregate principal amount of $1.8M, which was signed on April 1, 2020 and reported on April 2, 2020.

This step is part of the company’s strategy to overcome COVID-19 quarantine measures, flight cancellations and closures, which have delayed the company’s planned roadshow and meetings with different investors, parties and partners.

Ms. Ora Soffer, Citrine Global’s Chairperson and CEO, commented: “This step demonstrates the confidence of Citrine Global’s owner partners and affiliates in the company. Since the company’s Directors and Executives are based in Israel, and due to the current travel limitations, the focus at first step is on Israel’s startups and technology market. We are in advanced processes with various technology companies, and specifically with public companies, in the fields of health, wellness, food tech, and medical cannabis”.

About Citrine Global Corp.

Citrine Global Corp.’s business activity is comprised of creating value and implementing expansion strategies for growth-stage technology companies, offering multi-strategy solutions combining strategic marketing, business development, real estate and asset management services and financing solutions. Such wide spectrum of services is targeted at helping create an integrated strategy that supports our client companies in achieving their local and global expansion ambitions.

Key Target Markets: We believe the health and wellness fields are demonstrating high growth potential and we are therefore primarily focused on these sectors. We plan on empowering innovative companies to become global leaders and improve the health and quality of life of as many people as possible worldwide.

Geographies: The Company provides solutions to companies from Israel, USA, Canada, Europe and around the world through subsidiaries and local teams and professionals in each region.

PRESS RELEASE

For immediate release

The company operates in the Israeli market, via its fully-owned subsidiary, which targets Israeli startups and technology companies in the fields of Healthcare, Wellness, Food Tech and Israeli Medical Cannabis companies.

http://www.citrine-global.com

Citrine Global Owner Partners and Affiliates

Citrine Global is backed by a strong, experienced group with expertise in finance, investment, business development, technology, biotech, and real-estate.

The owner partners include: Citrine S A L Investment & Holdings Ltd; an Israeli investment company specializing in Alternative Investments in the fields of Technology with funds promoting Israeli startups and technology companies in the fields of High-tech, Biotech, Health and Medical Cannabis; WealthStone, specializing in Alternative Investments in the fields of Real-Estate, Technology and Hedge Funds; and Neto Financial Planning, one of the largest companies in the Israeli private and business financial planning and insurance industry.

For inquiries and further information, please contact: info@citrine-global.com

Disclaimer:

This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of the Company.

This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning the Company.

These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates “, “target”, and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the Company believes that the expectations reflected in the forward looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by the forward-looking information and statements, and the Company cannot guarantee future results, levels of activity, performance or achievements.

Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: trends in target markets; effects of competition in the Company’s main markets; ability to establish and maintain strategic relationships in its major businesses; profitability of the growth strategy; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the Company or its representatives are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise except as otherwise required by applicable law or regulations